EXHIBIT 2.3
                                                                     -----------


                                    WAIVER TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                                     BETWEEN
                   SEMOTUS SOLUTIONS, INC. AND CITYTALK, INC.

This WAIVER is to waive certain terms and conditions to that Agreement and Plan of Reorganization by and between SEMOTUS SOLUTIONS, INC. ("SEMOTUS") and CITYTALK, INC. dated November 10, 2006, as amended (the "Agreement").

Citytalk hereby agrees to waive the following provisions to the Agreement as hereinafter provided, effective as of May 7, 2007.

Section 5.4 is hereby waived by Citytalk, so that (i) Semotus may issue stock to third parties as needed to support its ongoing operations, and so that (ii) Semotus may sell or discontinue its wireless financial data services technology platform, the Global Market Pro, Equity Market Pro and Futures Market Pro wireless software and services, and all the related intellectual property rights to such technology, software and services, as well as the customer base and all associated customer and data feed agreements related to Semotus' wireless financial software and services business.

Except as herein modified, all the terms and conditions of the above referenced Agreement, Schedules, Exhibits and Amendments shall remain in full force and effect. In the event of any conflict between the Waiver and the Agreement, the provisions of this Waiver shall prevail.

The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Waiver as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have agreed to amend the terms and conditions of the Amendment on the day, month and year first written above.


CITYTALK, INC.

BY: /S/ RICHARD SULLIVAN

NAME: RICHARD SULLIVAN

TITLE: CEO

DATE: MAY 7, 2007